Exhibit 99.1

Summit Materials, Inc. Reports Second Quarter 2020 Results

- Record 2Q Net Revenue increased 4.1% to $575.2 million
- Record 2Q Net Income Attributable to Summit Inc. of $57.1 million
- Aggregates volumes increased 2.6%
- Record 2Q Adjusted EBITDA increased 14.1% to $160.2 million
DENVER, CO. - (July 22, 2020) - Summit Materials, Inc. (NYSE: SUM, “Summit,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the second quarter 2020.
For the three months ended June 27, 2020, the Company reported net income attributable to Summit Inc. of $57.1 million, or $0.50 per basic share, compared to net income attributable to Summit Inc. of $36.4 million, or $0.32 per basic share in the comparable prior year period.  Summit reported adjusted diluted net income of $58.9 million, or $0.50 per adjusted diluted share as compared to adjusted diluted net income of $36.0 million, or $0.31 per adjusted diluted share in the prior year period.
Summit's net revenue increased 4.1% in the second quarter of 2020 compared to the second quarter of 2019, as ready mix and aggregates contributed the largest proportion of incremental net revenue. The Company reported operating income of $100.1 million in the second quarter 2020, compared to $80.4 million in the prior year.  Summit's operating margin improved to 17.4% in the three months ended June 27, 2020 from 14.6% in the comparable prior year period on net revenue gains in excess of our cost of revenue, partially offset by increases in general and administrative expenses. Adjusted EBITDA increased 14.1% in the second quarter to $160.2 million as compared to $140.5 million in 2019.
For the three months ended June 27, 2020, organic sales volumes increased 2.6% in aggregates, 3.2% in ready-mix concrete, and 10.0% in asphalt, respectively, and decreased (6.3)% in cement relative to the same period last year. Organic average selling prices in the second quarter of 2020 decreased (0.2)% in aggregates, and increased 1.2% in cement, 5.5% in ready-mix concrete, and 2.3% in asphalt relative to the prior year period.
Tom Hill, CEO of Summit Materials, commented, "Despite economic uncertainty, Summit experienced resilient demand and favorable weather conditions, particularly in Utah and Kansas, which led to record 2Q net revenue, net income, and adjusted EBITDA. While our average selling price for aggregates declined relative to the second quarter of 2019, our aggregates adjusted cash gross profit margin expanded by 250 basis points, reflecting a different sales mix, particularly for levee repair work, than a year ago. Most importantly, we have been vigilant in practicing safety and distancing protocols in response to the COVID-19 outbreak. Construction is essential in all of Summit's markets, and the health and safety of our workforce, customers and local communities continues to remain our highest priority."
As of June 27, 2020, the Company had $253.4 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329 million available after consideration of committed letters of credit. For the six months ended June 27, 2020, cash flow provided by operations was $61.7 million while cash paid for capital equipment was $105.7 million. Brian Harris, CFO of Summit Materials added, "While we’ve only seen a limited impact from COVID-19 thus far, the North American economic outlook remains uncertain. We continue to engage in contingency planning and proactive reviews of capital spending, receivables and working capital under various demand scenarios. Summit reported over $580 million in available liquidity at quarter end, and is in a strong financial position."
Subsequent to the end of the second quarter of 2020, Summit acquired Multisources Sand & Gravel, a pure play, 100% aggregates supplier in West and North Houston. Combined with Summit's existing footprint, this acquisition creates the leading aggregates supplier in Houston with 14 plants.
Given the uncertainties relating to COVID-19, Summit is not providing Adjusted EBITDA guidance at this time. Hill continued, "We continue to believe that it is prudent to forego providing guidance pending better visibility into the ultimate resumption of normal business conditions."
The Company is maintaining its previously announced 2020 capital expenditure guidance to $145 million to $160 million, which the Company expects will include $50 million to $60 million for greenfield projects.

Second Quarter 2020 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by $1.3 million to $130.0 million in the second quarter 2020 when compared to the prior year period. Aggregates adjusted cash gross profit margin increased to 63.9% in the second quarter 2020 compared to 61.4% on higher volumes and product mix. Aggregates sales volumes increased 2.6% in the second quarter 2020, when compared to the prior-year period on higher organic volume growth, particularly in Utah, Kansas, Missouri and Texas.  Average selling prices for aggregates decreased (0.2)% in the second quarter 2020. On a mix-adjusted basis, Summit estimates that aggregates prices have increased by approximately 2.5% year-to-date in 2020.

Cement Business: Cement segment net revenues decreased (10.5)% to $75.7 million in the second quarter 2020, when compared to the prior-year period on lower sales volume of cement. Cement adjusted cash gross profit margin increased to 50.8% in the second quarter, compared to 45.8% in the prior year period, as the Company incurred lower storage, distribution and plant costs. In addition, our solid waste processing facility underwent repairs related to an explosion in April 2020, which shut down that facility during the quarter. The Adjusted EBITDA impact from the down time at the facility was approximately $3.8 million in the second quarter. Organic sales volume of cement decreased (6.3)% in the second quarter and organic average selling prices increased 1.2% when compared to the prior year period.

Products Business: Products net revenues were $285.0 million in the second quarter 2020, compared to $261.2 million in the prior year period. Products adjusted cash gross profit margin increased to 25.4% in the second quarter, versus 22.3% in the prior year period. Our organic average sales price for ready-mix concrete increased 5.5% and organic sales volumes of ready-mix concrete increased 3.2%, led by higher volumes in Utah, Kansas and Missouri. Our organic average sales price for asphalt increased 2.3%, led by strength in Kansas, while asphalt organic sales volumes increased 10.0%, led by Texas, Utah, and Kansas.

Second Quarter 2020 | Results By Reporting Segment

Net revenue increased by 4.1% to $575.2 million in the second quarter 2020, versus $552.6 million in the prior year period. The improvement in net revenue was primarily attributable to organic volume growth in ready-mix concrete and aggregates, combined with pricing growth in ready-mix. The Company reported operating income of $100.1 million in the second quarter 2020, compared to $80.4 million in the prior year period. Net income increased to $58.9 million in the second quarter of 2020, compared to income of $38.0 million in the prior year period. Adjusted EBITDA increased 14.1% to $160.2 million in the second quarter of 2020, compared to $140.5 million in the prior year period.

West Segment: The West Segment reported operating income of $56.7 million in the second quarter 2020, compared to $31.6 million in the prior year period. Adjusted EBITDA increased to $78.9 million in the second quarter 2020, compared to $54.8 million in the prior year period. Improvements in operating income reflected increased demand for aggregates in Utah and Texas. Aggregates revenue in the second quarter increased 1.8% over the prior year period, as organic volumes were in line with the prior year, while organic average sales prices increased 1.8%. Ready-mix concrete revenue in the second quarter 2020 increased 4.6% over the prior year period, as organic volumes decreased (1.2)% and were offset as organic average sales prices increased 5.8%, reflecting favorable market conditions in Utah and Texas. Asphalt revenue increased by 14.7% in the second quarter 2020 over the prior year period, organic volumes increased 14.3% in Utah and in parts of Texas, while organic sales prices increased 2.3%.
East Segment: The East Segment reported operating income of $31.5 million in the second quarter 2020, compared to $33.7 million in the prior year period. Adjusted EBITDA decreased to $53.4 million in the second quarter 2020, compared to $54.4 million in the prior year period. Aggregates revenue increased 2.7%, resulting from a 4.6% increase in organic volumes driven by growth in Kansas and Missouri. Average selling prices decreased (1.8)% on a difference in product mix from the year-ago quarter. Ready-mix concrete revenue increased 22.5% due to an increase in organic volumes, while organic average selling prices increased 4.9% due in part to wind farm work in Kansas and significant work in Missouri and Arkansas. Asphalt revenue decreased (8.7)% as, organic volumes decreased (0.2)% on a lower contribution from Kentucky, while organic average selling prices increased 1.8%, reflecting strong demand and favorable weather conditions in Kansas.
Cement Segment: The Cement Segment reported an operating income of $26.1 million in the second quarter 2020, compared to $25.5 million in the prior year period. Adjusted EBITDA increased to $35.6 million in the second quarter 2020, compared to $35.4 million in the prior year period, on lower storage, distribution and plant costs. The segment reported organic sales volumes and organic average selling prices decreased (6.3)% and increased 1.2%, respectively, during the second quarter 2020 as compared to the prior year period. In addition, our solid waste processing facility underwent repairs related to an explosion in April 2020, which shut down that facility during the second quarter, The Adjusted EBITDA impact from the down time at the facility was approximately $3.8 million in the second quarter.

Liquidity and Capital Resources

As of June 27, 2020, the Company had cash on hand of $253.4 million and borrowing capacity under its $345 million revolving credit facility of $329 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement. As of June 27, 2020, the Company had $1.9 billion in debt outstanding, including $680.7 million of Net Senior Secured Leverage.

Financial Outlook

Summit is not providing Adjusted EBITDA guidance at this time, pending better visibility into the extent of economic disruption related to COVID-19 and the ultimate resumption of normal business conditions. The Company is maintaining its previously announced 2020 capital expenditure guidance to $145 million to $160 million, which the Company expects will include $50 million to $60 million for greenfield projects.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, July 22, 2020, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s second quarter 2020 financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference on July 22, 2020:

Domestic Live: 1-877-823-8690
International Live: 1-825-312-2236
Conference ID: 9979939
Password:  Summit

To listen to a replay of the teleconference, which will be available through July 29, 2020:

Domestic Replay: 1-800-585-8367
International Replay: 1-416-621-4642
Conference ID: 9979939

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and Quarterly Report on Form 10-Q for the fiscal period ended March 28, 2020, each as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Revenue:
Product	$488,260	$467,637	$793,567	$739,278
Service	86,980	84,954	124,079	119,263
Net revenue	575,240	552,591	917,646	858,541
Delivery and subcontract revenue	55,769	48,300	80,553	74,989
Total revenue	631,009	600,891	998,199	933,530
Cost of revenue (excluding items shown separately below):
Product	293,555	294,857	526,059	508,583
Service	60,834	62,336	89,701	88,925
Net cost of revenue	354,389	357,193	615,760	597,508
Delivery and subcontract cost	55,769	48,300	80,553	74,989
Total cost of revenue	410,158	405,493	696,313	672,497
General and administrative expenses	66,544	60,961	136,768	128,571
Depreciation, depletion, amortization and accretion	53,928	53,625	105,706	109,013
Transaction costs	319	390	1,072	698
Operating income	100,060	80,422	58,340	22,751
Interest expense	25,608	29,401	53,426	59,506
Loss on debt financings	—	—	—	14,565
Other income, net	(1,616)	(3,676)	(1,527)	(6,479)
Income (loss) from operations before taxes	76,068	54,697	6,441	(44,841)
Income tax expense (benefit)	17,181	16,707	(5,720)	(11,330)
Net income (loss)	58,887	37,990	12,161	(33,511)
Net loss attributable to Summit Holdings (1)	1,823	1,580	76	(1,149)
Net income (loss) attributable to Summit Holdings	$57,064	$36,410	$12,085	$(32,362)
Loss per share of Class A common stock:
Basic	$0.50	$0.32	$0.11	$(0.29)
Diluted	$0.50	$0.32	$0.11	$(0.29)
Weighted average shares of Class A common stock:
Basic	114,111,204	112,070,009	113,856,657	111,940,844
Diluted	114,137,857	112,182,555	114,252,268	111,940,844
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	June 27,	December 28,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$253,407	$311,319
Accounts receivable, net	280,863	253,256
Costs and estimated earnings in excess of billings	43,604	13,088
Inventories	231,942	204,787
Other current assets	12,168	13,831
Total current assets	821,984	796,281
Property, plant and equipment, less accumulated depreciation, depletion and amortization (June 27, 2020 - $1,043,800 and December 28, 2019 - $955,815)	1,752,221	1,747,449
Goodwill	1,196,999	1,199,699
Intangible assets, less accumulated amortization (June 27, 2020 - $11,943 and December 28, 2019 - $10,366)	38,644	23,498
Deferred tax assets, less valuation allowance (June 27, 2020 - $1,675 and December 28, 2019 - $1,675)	221,512	212,333
Operating lease right-of-use assets	30,347	32,777
Other assets	49,511	55,519
Total assets	$4,111,218	$4,067,556
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$7,942	$7,942
Current portion of acquisition-related liabilities	31,483	32,700
Accounts payable	138,330	116,359
Accrued expenses	138,001	120,005
Current operating lease liabilities	8,382	8,427
Billings in excess of costs and estimated earnings	12,556	13,864
Total current liabilities	336,694	299,297
Long-term debt	1,849,520	1,851,057
Acquisition-related liabilities	13,157	19,801
Tax receivable agreement liability	327,957	326,965
Noncurrent operating lease liabilities	22,978	25,381
Other noncurrent liabilities	99,049	100,282
Total liabilities	2,649,355	2,622,783
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 114,111,948 and 113,309,385 shares issued and outstanding as of June 27, 2020 and December 28, 2019, respectively	1,142	1,134
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of June 27, 2020 and December 28, 2019	—	—
Additional paid-in capital	1,244,163	1,234,020
Accumulated earnings	200,890	188,805
Accumulated other comprehensive (loss) income	(497)	3,448
Stockholders’ equity	1,445,698	1,427,407
Noncontrolling interest in Summit Holdings	16,165	17,366
Total stockholders’ equity	1,461,863	1,444,773
Total liabilities and stockholders’ equity	$4,111,218	$4,067,556

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Six months ended
	June 27,	June 29,
	2020	2019
Cash flow from operating activities:
Net income (loss)	$12,161	$(33,511)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	111,278	110,982
Share-based compensation expense	9,797	10,605
Net gain on asset disposals	(4,131)	(3,937)
Non-cash loss on debt financings	—	2,850
Change in deferred tax asset, net	(8,175)	(12,550)
Other	1,244	(120)
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(28,969)	(79,320)
Inventories	(27,391)	5,208
Costs and estimated earnings in excess of billings	(30,557)	(26,715)
Other current assets	654	3,585
Other assets	6,420	4,374
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	15,410	29,898
Accrued expenses	4,681	9,395
Billings in excess of costs and estimated earnings	(1,253)	(1,138)
Tax receivable agreement liability	993	59
Other liabilities	(461)	(3,717)
Net cash provided by operating activities	61,701	15,948
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(2,842)
Purchases of property, plant and equipment	(105,724)	(105,569)
Proceeds from the sale of property, plant and equipment	6,607	8,005
Other	1,629	(439)
Net cash used for investing activities	(97,488)	(100,845)
Cash flow from financing activities:
Proceeds from debt issuances	—	300,000
Debt issuance costs	—	(6,246)
Payments on debt	(11,388)	(261,025)
Payments on acquisition-related liabilities	(9,703)	(9,158)
Proceeds from stock option exercises	310	784
Other	(907)	(502)
Net cash (used in) provided by financing activities	(21,688)	23,853
Impact of foreign currency on cash	(437)	194
Net decrease in cash	(57,912)	(60,850)
Cash and cash equivalents—beginning of period	311,319	128,508
Cash and cash equivalents—end of period	$253,407	$67,658

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Six months ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Segment Net Revenue:
West	$299,024	$273,306	$483,516	$441,535
East	200,554	194,738	320,543	295,153
Cement	75,662	84,547	113,587	121,853
Net Revenue	$575,240	$552,591	$917,646	$858,541

Line of Business - Net Revenue:
Materials
Aggregates	$129,989	$128,650	$226,150	$216,522
Cement (1)	73,293	77,799	106,156	110,298
Products	284,978	261,188	461,261	412,458
Total Materials and Products	488,260	467,637	793,567	739,278
Services	86,980	84,954	124,079	119,263
Net Revenue	$575,240	$552,591	$917,646	$858,541

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$46,923	$49,652	$97,186	$99,542
Cement	34,891	39,112	71,542	70,463
Products	212,661	203,035	356,588	333,890
Total Materials and Products	294,475	291,799	525,316	503,895
Services	59,914	65,394	90,444	93,613
Net Cost of Revenue	$354,389	$357,193	$615,760	$597,508

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$83,066	$78,998	$128,964	$116,980
Cement (3)	38,402	38,687	34,614	39,835
Products	72,317	58,153	104,673	78,568
Total Materials and Products	193,785	175,838	268,251	235,383
Services	27,066	19,560	33,635	25,650
Adjusted Cash Gross Profit	$220,851	$195,398	$301,886	$261,033

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	63.9%	61.4%	57.0%	54.0%
Cement (3)	50.8%	45.8%	30.5%	32.7%
Products	25.4%	22.3%	22.7%	19.0%
Services	31.1%	23.0%	27.1%	21.5%
Total Adjusted Cash Gross Profit Margin	38.4%	35.4%	32.9%	30.4%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Six months ended
Total Volume	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Aggregates (tons)	14,901	14,528	26,093	24,735
Cement (tons)	654	698	954	995
Ready-mix concrete (cubic yards)	1,443	1,398	2,686	2,489
Asphalt (tons)	1,755	1,596	2,163	2,017

	Three months ended		Six months ended
Pricing	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Aggregates (per ton)	$11.12	$11.14	$11.00	$10.93
Cement (per ton)	116.29	114.95	116.26	114.46
Ready-mix concrete (per cubic yards)	116.41	110.35	115.31	109.15
Asphalt (per ton)	59.48	58.16	58.99	57.42

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	2.6%	(0.2)%	5.5%	0.6%
Cement (per ton)	(6.3)%	1.2%	(4.1)%	1.6%
Ready-mix concrete (per cubic yards)	3.2%	5.5%	7.9%	5.6%
Asphalt (per ton)	10.0%	2.3%	7.2%	2.7%

	Three months ended		Six months ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	2.6%	(0.2)%	5.5%	0.6%
Cement (per ton)	(6.3)%	1.2%	(4.1)%	1.6%
Ready-mix concrete (per cubic yards)	3.2%	5.5%	7.9%	5.6%
Asphalt (per ton)	10.0%	2.3%	7.2%	2.7%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended June 27, 2020
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	14,901	$11.12	$165,648	$(35,659)	$129,989
Cement	654	116.29	76,106	(2,813)	73,293
Materials			$241,754	$(38,472)	$203,282
Ready-mix concrete	1,443	116.41	167,964	(82)	167,882
Asphalt	1,755	59.48	104,373	(179)	104,194
Other Products			97,974	(85,072)	12,902
Products			$370,311	$(85,333)	$284,978

	Six months ended June 27, 2020
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	26,093	$11.00	$287,121	$(60,971)	$226,150
Cement	954	116.26	110,864	(4,708)	106,156
Materials			$397,985	$(65,679)	$332,306
Ready-mix concrete	2,686	115.31	309,773	(187)	309,586
Asphalt	2,163	58.99	127,616	(228)	127,388
Other Products			167,820	(143,533)	24,287
Products			$605,209	$(143,948)	$461,261

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and six months ended June 27, 2020 and June 29, 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 27, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$57,040	$32,206	$29,386	$(59,745)	$58,887
Interest (income) expense	(709)	(433)	(3,116)	29,866	25,608
Income tax expense (benefit)	1,054	(36)	—	16,163	17,181
Depreciation, depletion and amortization	22,050	21,014	9,291	992	53,347
EBITDA	$79,435	$52,751	$35,561	$(12,724)	$155,023
Accretion	115	380	86	—	581
Transaction costs	—	—	—	319	319
Non-cash compensation	—	—	—	4,892	4,892
Other	(607)	253	—	(229)	(583)
Adjusted EBITDA	$78,943	$53,384	$35,647	$(7,742)	$160,232
Adjusted EBITDA Margin (1)	26.4%	26.6%	47.1%		27.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 29, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$30,739	$35,175	$27,917	$(55,841)	$37,990
Interest expense (income)	751	1,047	(2,345)	29,948	29,401
Income tax expense	777	64	—	15,866	16,707
Depreciation, depletion and amortization	22,784	19,540	9,719	992	53,035
EBITDA	$55,051	$55,826	$35,291	$(9,035)	$137,133
Accretion	140	300	150	—	590
Transaction costs	11	—	—	379	390
Non-cash compensation	—	—	—	4,699	4,699
Other	(382)	(1,714)	—	(250)	(2,346)
Adjusted EBITDA	$54,820	$54,412	$35,441	$(4,207)	$140,466
Adjusted EBITDA Margin (1)	20.1%	27.9%	41.9%		25.4%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 27, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$57,538	$21,139	$17,108	$(83,624)	$12,161
Interest (income) expense (1)	(1,287)	(1,002)	(6,292)	62,007	53,426
Income tax expense (benefit)	587	(165)	—	(6,142)	(5,720)
Depreciation, depletion and amortization	43,734	41,734	17,099	1,981	104,548
EBITDA	$100,572	$61,706	$27,915	$(25,778)	$164,415
Accretion	231	756	171	—	1,158
Transaction costs	—	—	—	1,072	1,072
Non-cash compensation	—	—	—	9,797	9,797
Other	608	495	—	(899)	204
Adjusted EBITDA	$101,411	$62,957	$28,086	$(15,808)	$176,646
Adjusted EBITDA Margin (1)	21.0%	19.6%	24.7%		19.2%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 29, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$21,187	$16,808	$17,349	$(88,855)	$(33,511)
Interest expense (income) (1)	1,494	2,055	(4,664)	60,621	59,506
Income tax expense (benefit)	334	118	—	(11,782)	(11,330)
Depreciation, depletion and amortization	46,580	39,445	19,873	1,944	107,842
EBITDA	$69,595	$58,426	$32,558	$(38,072)	$122,507
Accretion	269	606	296	—	1,171
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	11	—	—	687	698
Non-cash compensation	—	—	—	10,605	10,605
Other	(757)	(1,378)	—	(357)	(2,492)
Adjusted EBITDA	$69,118	$57,654	$32,854	$(12,572)	$147,054
Adjusted EBITDA Margin (1)	15.7%	19.5%	27.0%		17.1%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income (loss) attributable to Summit Materials, Inc. to adjusted diluted net income (loss) per share for the three and six months ended June 27, 2020 and June 29, 2019. The per share amount of the net income (loss) attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income (loss) per share.

	Three months ended				Six months ended
	June 27, 2020		June 29, 2019		June 27, 2020		June 29, 2019
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Loss	Per Equity Unit
Net income (loss) attributable to Summit Materials, Inc.	$57,064	$0.49	$36,410	$0.32	$12,085	$0.10	$(32,362)	$(0.28)
Adjustments:
Net income (loss) attributable to noncontrolling interest	1,823	0.01	1,580	0.01	76	—	(1,149)	(0.01)
Adjustment to acquisition deferred liability	—	—	(2,000)	(0.02)	—	—	(2,000)	(0.02)
Loss on debt financings	—	—	—	—	—	—	14,565	0.13
Adjusted diluted net income (loss) before tax related adjustments	58,887	0.50	35,990	0.31	12,161	0.10	(20,946)	(0.18)
Changes in unrecognized tax benefits	—	—	—	—	(9,537)	(0.08)	—	—
Adjusted diluted net income (loss)	$58,887	$0.50	$35,990	$0.31	$2,624	$0.02	$(20,946)	$(0.18)
Weighted-average shares:
Basic Class A common stock	114,111,204		112,070,009		113,856,657		111,940,844
LP Units outstanding	3,053,115		3,418,018		3,103,672		3,422,318
Total equity units	117,164,319		115,488,027		116,960,329		115,363,162

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and six months ended June 27, 2020 and June 29, 2019.

	Three months ended		Six months ended
	June 27,	June 29,	June 27,	June 29,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2020	2019	2020	2019
($ in thousands)
Operating income	$100,060	$80,422	$58,340	$22,751
General and administrative expenses	66,544	60,961	136,768	128,571
Depreciation, depletion, amortization and accretion	53,928	53,625	105,706	109,013
Transaction costs	319	390	1,072	698
Adjusted Cash Gross Profit (exclusive of items shown separately)	$220,851	$195,398	$301,886	$261,033
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	38.4%	35.4%	32.9%	30.4%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three and six months ended June 27, 2020 and June 29, 2019.

	Three months ended		Six months ended
	June 27,	June 29,	June 27,	June 29,
($ in thousands)	2020	2019	2020	2019
Net income (loss)	$58,887	$37,990	$12,161	$(33,511)
Non-cash items	74,346	71,751	110,013	107,830
Net income (loss) adjusted for non-cash items	133,233	109,741	122,174	74,319
Change in working capital accounts	(32,601)	(63,117)	(60,473)	(58,371)
Net cash provided by operating activities	100,632	46,624	61,701	15,948
Capital expenditures, net of asset sales	(40,448)	(38,173)	(99,117)	(97,564)
Free cash flow	$60,184	$8,451	$(37,416)	$(81,616)

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152